Exhibit 99.1

Rock Creek Pharmaceuticals Announces Successful Completion of Phase I Clinical Trial to Evaluate Oral Formulations of its Lead Compound, Plans to Conduct Proof-of-Concept Trial in Subjects with Mild to Moderate Psoriasis

SARASOTA, Fla., October 15, 2015 – Rock Creek Pharmaceuticals, Inc., (NASDAQ: RCPI), a clinical stage drug development company focused on the application of its lead compound being developed to treat chronic inflammatory conditions, announced today the successful completion of its three part Phase I clinical trial conducted in the United Kingdom (UK). The overall objective of the Phase I trial was to evaluate safety, tolerability and pharmacokinetic (PK) profiles of different formulations of the Company's lead compound, Anatabine Citrate, in healthy volunteers.

In part one of the Phase I trial, subjects took six different oral formulations of the Company's experimental medication while safety and tolerability were assessed. The formulations differed in dose and time release profile, which produced a range of PK outcomes. All formulations were generally well tolerated with no serious adverse events or safety issues leading to study withdrawal. Part two of the trial examined the effects of food on PK profiles produced by single oral doses of the medication. There were no safety concerns with these "food effect” studies and the medication was again well tolerated. Part three of the Phase I trial was a randomized, double blind, placebo-controlled study design consisting of seven days of oral dosing of the study medication (or placebo) which demonstrated that the Company’s compound was safe and well tolerated.

All active treatment parts of the Phase I trial were conducted with the healthy volunteers as inpatients in a clinical trial unit. Although the Company expects to have a formal analysis at a later time, the conclusions from the clinical research organization conducting the studies were that there were no clinically significant changes in any safety assessments including clinical lab tests, vital signs and ECGs in any of the parts of the Phase I trial.

With the completion of this Phase I oral dosing trial, the Company is now poised to conduct a proof-of-concept clinical trial to investigate the safety and efficacy of topical formulations of its lead compound in patients suffering from mild-to-moderate psoriasis. Psoriasis is characterized by an increase in activity of the intracellular transcription factors NF-κB and STAT3, which are responsible for driving the inflammation associated with this disease. Much preclinical data suggests that the Company’s lead compound can attenuate the activity of these two transcription factors thus producing anti-inflammatory effects. The Company currently anticipates that a safety and efficacy clinical trial for mild-to-moderate psoriasis will commence in the first half of 2016.

“The Company's lead compound performed very well in the Phase I clinical trial, with regard to safety, tolerability, and the consistency of the PK profiles. Although the collected data will be analyzed more thoroughly in the following weeks and months, the preliminary feedback from the clinical research organization conducting the trial and the Company’s medical monitor in the UK suggest there are no safety impediments to continued human clinical trials.” Noted Dr Ryan Lanier, Chief Scientific Officer of the Company.

Dr Michael Mullan, the Company’s CEO commented “This is an important clinical milestone for the Company signifying, as it does, the first regulatory test of its lead compound in human subjects. We can now look forward to testing the safety and efficacy of this compound in human subjects suffering from psoriasis, a chronic inflammatory condition. We are specifically focused on mild-to-moderate psoriasis, which represents an unmet clinical need and will offer us the opportunity to demonstrate proof of concept of this molecule’s novel anti-inflammatory properties.”

About Anatabine Citrate:

Rock Creek Pharmaceuticals’ compound is a small molecule, cholinergic agonist which exhibits anti-inflammatory pharmacological characteristics, distinct from other anti-inflammatory drugs available such as biologics, steroids and non-steroidal anti-inflammatories. The Company has sponsored extensive pre-clinical (in vitro and in vivo) studies resulting in peer reviewed and published scientific journal articles, covering models of Multiple Sclerosis, Alzheimer's Disease, and Auto-Immune Thyroiditis. All these studies demonstrated the anti-inflammatory effects of the Company’s compound. In addition, the Company's compilation of human exposure, safety and tolerability data, has provided important insights for ongoing clinical and regulatory pharmaceutical development.

About Rock Creek Pharmaceuticals, Inc.:

Rock Creek Pharmaceuticals, Inc. is an emerging drug development company focused on the discovery, development and commercialization of new drugs, formulations and compounds that provide therapies for chronic and acute inflammatory diseases.

For more information, visit: http://www.rockcreekpharmaceuticals.com

Forward Looking Statements:

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. The statements in this release are based upon the current beliefs and expectations of our company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, failure to obtain sufficient capital resources to fund our development program and operations, results of clinical trials and/or other studies, the challenges inherent in new product development initiatives, including the continued development and approval of anti-inflammatory drug candidates, the effect of any competitive products, our ability to license and protect our intellectual property, our significant payables, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and/or regulation, potential litigation by or against us, any governmental review of our products or practices, pending litigation matters, as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our annual report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 12, 2015. We undertake no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

CONTACT:

Ted Jenkins
Vice President, Corporate Strategy & Development

Rock Creek Pharmaceuticals

2040 Whitfield Avenue, Suite 300

Sarasota, FL 34243

Direct: 941-251-0488
tjenkins@rockcreekpharmaceuticals.com